Exhibit 23.6
Harper & Associates, Inc.
CONSULTANTS AT OIL AND GAS TECHNOLOGY
6815 MANHATTAN BLVD.
SUITE 201
FORT WORTH, TEXAS 76120

G. MICHAEL HARPER PRESIDENT www.harper-associates.com	(817) 457-9555 (FAX) (817) 457-9569 M@harper-associates.com
CONSENT OF HARPER & ASSOCIATES, INC.
     As independent petroleum engineers, we hereby consent to (i) the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto, collectively, the “Form S-1”) and in the notes to the financial statements included in the Form S-1 and (ii) the references to the information contained in our reports dated October 25, 2005 and effective as of December 31, 2001, December 31, 2002, December 31, 2003, and December 31, 2004.
     We further consent to the reference to our firm as experts in the Form S-1, including the prospectus included therein.

HARPER & ASSOCIATES, INC.
By:	/s/ G. M Harper
G. M Harper
President

Fort Worth, Texas
August 31, 2007